Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS USA ANNOUNCES AN EARLY RENEWAL OF THE SUPPLY AGREEMENT WITH STRYKER CORPORATION

O’FALLON, MO – (July 22, 2015) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced an early renewal of the supply agreement with Stryker Corporation. The supply agreement calls for the Company to supply Stryker disposable aspirator instrument tips and certain other consumable products used in conjunction with Stryker’s ultrasonic aspirator console and handpieces. The Company entered into the original supply agreement with Stryker in 2010, and this amendment extends the agreement to March 31, 2019 with the possibility for further renewal.

“We are pleased to continue our supply agreement for our disposable aspirator instrument tips and other consumable products with Stryker Corporation,” said David M. Hable, the Company’s President and Chief Executive Officer. “The extension of our supply agreement reflects the continued strong demand for our innovative disposable products used in neurosurgery procedures around the world and provides the Company with solid top-line growth and stable cash flows during the term of the agreement.”

About Synergetics USA, Inc.

Synergetics USA, Inc. (“Synergetics USA” or the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the surgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, disposable and reusable devices, procedural kits, and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2014 as updated from time to time in our filings with the Securities and Exchange Commission.  The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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